Exhibit 21

Active Subsidiaries of Registrant
Name	State of Organization

Lippert Components, Inc.	Delaware
Lipper Components International Sales, Inc.	Delaware
Lippert Components Manufacturing, Inc.	Delaware
Kinro Texas, Inc.	Texas
Zieman Manufacturing Company	California
Innovative Design Solutions, Inc.	Michigan
DSI Acquisition Corp.	Indiana
KM Realty, LLC	Indiana
KM Realty II, LLC	Indiana
LCM Realty, LLC	Indiana
LCM Realty II, LLC	Indiana
LCM Realty III, LLC	Indiana
LCM Realty IV, LLC	Indiana
LCM Realty V, LLC	Michigan
LCM Realty VI, LLC	Indiana
LCM Realty VII, LLC	Indiana
LCM Realty VIII, LLC	Indiana
LCM Realty IX, LLC	Indiana